 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Yield10 Bioscience, Inc. of our report dated March 12, 2018, relating to the consolidated financial statements, of Yield10 Bioscience, Inc., appearing in the Annual Report on Form 10-K of Yield10 Bioscience, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP
Boston, Massachusetts
August 9, 2018